Exhibit 99.2

4Q2012 Conference Call Script

March 28 - 11:00 a.m.

Opening – Alison Ziegler

Good morning and welcome to the Guided Therapeutics conference call and webcast to discuss fourth quarter and year end 2012 results.

For today's call we have: Guided Therapeutics CEO and President Dr. Mark L. Faupel and company controller Charles Rufai (Roof-eye) Certified Public Accountant.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so to rely on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ended December 31, 2012, any subsequent filings with the Securities and Exchange Commission

So at this time I will turn the conference call over to Mark.

Welcome – MLF

Thank you, Alison and welcome everyone.

We have made considerable progress since we spoke on our last conference call in November. As you may remember, we had just filed our amended premarket approval application for the LuViva Advanced Cervical Scan with the Food and Drug Administration. The filing included existing clinical data with new analyses that addressed, among other things, the new cervical cancer screening guidelines regarding younger women that were adopted last year. We also segregated the data from the two device versions used in the clinical trial to be reviewed separately. And, to reduce the probability of additional questions once the official document was filed, we reviewed our responses with the FDA at a meeting in their offices last August.

Based on discussions with the FDA, we continue to believe we have dealt with their outstanding questions. Today, we are about half way through the expected 180-day review and expect that we could receive a response from the FDA in the second quarter. Once we receive any indication from the agency, we will report the results to you.

While we wait for the FDA, we have moved ahead with the launch of LuViva in Canada and Europe. In early January, we announced we had completed all third-party testing of LuViva, which put us in compliance with the Canadian Standards Association, or CSA, requirements. CSA, while not required, is preferred by certain medical institutions our distributor will be selling to and is in addition to our marketing approval by Health Canada.

We have shipped two upgraded units to our Canadian partner this quarter and built seven additional units which are on the dock and are to be shipped today. These nine units are to support our distributor’s efforts in multiple sales territories and for small marketing clinical studies with Key Opinion Leaders in Canada. The marketing studies, which are being paid for by the National Cancer Institute, will help build a body of evidence for use in marketing the product and help us fulfill grant obligations. As a result of our Canadian shipments, as well as an additional unit to our distributor in Finland and prepayment for two units to Italy, we expect to report sales of about 160 thousand dollars in Q1.

Our initial Third Edition CE Marked units are targeted to ship in the second quarter of this year. As we announced in February, we passed our annual ISO quality audit and successfully completed all external and mechanical testing. This is a major accomplishment for the company and has allowed us to move ahead with our launch plans and production ramp-up. Our next round of shipments in the second quarter is planned for Europe, Africa and the middle-east. We expect to ship between 15 and 20 units in the second quarter and a significant number of disposable cervical guides.

As we have commitments for our existing inventory, we are in the process of acquiring additional parts and spectrometers to meet demand. Our sales team is very excited by the early response and the opportunities they see, however we are controlling the pace of our launch to minimize the impact of any unforeseen issues that can arise with the introduction of any new product.

With our launch underway, we are very focused on ramping up manufacturing of the product and disposables and increasing inventory.

On the marketing front, most recently we attended Arab Health, an excellent venue for meeting and helping to qualify distribution partners for the Middle East, North Africa and South Asia. We met over 120 potential distributors there, and just this month, met over 70 distributors in India, as well as representatives from corporate hospital chains in India – who are our target market.

We are staging the formal engagement of new distributors for the remainder of the year to meet expected production and available marketing resources. The latest being Italy that has prepaid for devices to be delivered in the second quarter. Over the coming quarters, we expect new distribution partners in Europe, South Asia and Latin America.

Today, we have 17 countries under definitive distribution agreements in Europe, North America and Africa, which represents only about eight percent of the international opportunity. These agreements bring the aggregated potential revenues over the next two and one-half years from JUST the contractually agreed to minimum orders, as defined in ONLY the definitive supply agreements, to over 35 million dollars. As we have mentioned previously, this is a conservative number given that it is just the contractual minimums and doesn’t include any preliminary or future agreements. I would still advise our investors that achieving these goals is subject to the acquisition and maintenance of local approvals in an environment of increasing regulatory stringency, as well as the successful and timely launch of the product, and the performance of our distributors.

In addition to marketing trials in Canada, which I mentioned earlier, we are preparing for a 2nd quarter key opinion leader clinical study in the UK with our partner Eurosurgical. We also plan on starting regulatory work in select markets. First up will be Mexico, which is expected to take three to nine months. We also plan on assessing our technology for primary screening in areas of the world where the infrastructure does not exist for Pap test screening.

We also received notice of allowance of a European patent for LuViva. The patent covers the fundamental spectroscopy of the platform technology from which the LuViva and esophageal cancer detection products are derived. Additionally, we received notice that our clinical trial results for LuViva will be published, pending acceptance of minor revisions, in a major peer-reviewed gynecology journal later this year. In addition, we received notification of regulatory approval in Singapore and plan to open that market and surrounding territories to sales later this year.

PAUSE

Regarding our non-invasive esophageal cancer detection product, which is based on our patented biophotonic technology platform, in February we announced that we acquired world-wide rights from Konica Minolta. Under terms of the agreement, we acquired both the rights we had licensed to Konica Minolta, and the rights to certain intellectual property invented by them, mainly related to the endoscope. Upon FDA approval, Konica Minolta would receive a royalty for its licensed intellectual property, if it is used in the final product. Most importantly, we now have full worldwide sales and marketing rights, as opposed to a royalty only, as was anticipated under the previous arrangement. The potential market for this product could be very significant and we believe that retaining the rights at this later stage of development is the best way to maximize shareholder value. While we are responsible for the clinical, regulatory and product development, we do still have the option to partner with a new, more healthcare focused company. We also received good news from the FDA that our esophageal cancer detection product represents a non-significant risk and does not require an investigational device exemption.

PAUSE

Now let me turn the call over to Charles Rufai, our controller, who will provide some detail on our financial results.

Charles

Thank you Mark.

Total revenue for the three months ended December 31, 2012 was about one million dollars, compared to about 896 thousand dollars in the same period last year. The majority of revenue came from the Konica Minolta contract and NCI grant.

The net loss available to stockholders for the three months ended December 31, 2012 was about 1.2 million dollars, or two cents per share, compared to a loss of about 2.8 million dollars, or five cents per share, for the same period last year. The lower net loss is primarily related to a claim settlement that was booked in 2011.

Total revenue for the twelve months ended December 31, 2012 was about 3.3 million dollars, compared to about 3.6 million dollars in 2011. Again, the majority of revenue came from the Konica Minolta contracts and NCI grant with approximately 72 thousand dollars related to the sale of LuViva devices.

The net loss available to stockholders for the year ended December 31, 2012 was about 4.4 million dollars, or eight cents per share, compared to a loss of about 6.6 million dollars, or fourteen cents per share, for 2011.

Stockholders’ equity at the end of 2012 was about 1.1 million dollars compared to equity of about 1.5 million dollars at the end of our fiscal year ended December 31, 2011. The change was mostly due to net loss for the year, offset in part by the shares issued as part of the warrant exchange program.

Cash on hand at the end of the fourth quarter was about $1.0 million dollars compared to about 2.2 million dollars at the end of our fiscal year ended December 31, 2011. In 2012, a total of 7,042,689 warrants were converted for nearly 2.9 million dollars. At December 31, 2012, the Company had approximately $524,000 of net inventory on hand.

Our current cash position is just over $1.1 million today. As announced, in early March we received $1.65 million from the exercise of approximately 2.5 million warrants priced at $0.65. At March 7, 2013, the Company had outstanding warrants exercisable for approximately 8.4 million shares of common stock, which if exercised could bring in an additional 6.2 million dollars in cash over the next three years.

At March 6, 2013, the Company had 64,821,980 shares outstanding.

While additional funding is being sought to support manufacturing and marketing activities, management believes that its anticipated future sales, as well as other funds from partnerships and grants, should be sufficient to support existing operations through the second quarter of 2013.

And our current monthly burn rate is about 450 thousand dollars.

I’ll now turn the call back over to Mark…….

Mark

Thank you Charles.

Finally, before we open the call to your questions, I’d like to update everyone on our goals for 2013:

•	First, we plan to continue to ramp up our manufacturing and are supporting the rollout in Canada and in select markets in Europe in the first half of the year. We have additional parts on order to ensure we can support demand in 2013.
•	Second, we expect to continue to announce additional definitive agreements for international distribution in Europe, Africa, the Americas and Asia. We expect this will continue to accelerate over the next few months in accordance with manufacturing capacity.
•	Third, having submitted an Amended PMA in November of 2012, and with the typical 180 days the FDA has to respond – we could receive notification in the second quarter.
•	Next, to continue to move our esophageal cancer detection technology forward by lining up doctors and facilities to begin our larger clinical study and work with FDA on the pivotal clinical trial protocol. Also to continue discussions for a new potential partner and additional funding.
•	Longer term, we still have plans to identify a third product extension and, when the stock allows, we will move our shares to a national stock market such as NASDAQ or Amex.

This is an extremely important time for the Company. When we look at where we are compared to a year ago we have made significant progress on all fronts. From a regulatory standpoint we stand ready to ship Third Edition CE Mark product; we have approvals in Canada and Singapore and are waiting to hear from the FDA. We have an excellent group of high quality distributors to help us introduce LuViva while we ramp up production to help meet demand. 2013 is looking to be a very eventful year.

Thank you for your time. We look forward to updating you on our progress in the months to come. I’ll now turn the call over to the operator for your questions.

After taking questions

Thank you operator, thanks to everyone on the call. We look forward to speaking with you again soon.